Exhibit 10.57

PEARSON INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2005)

PEARSON INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This is an amendment and restatement of the Pearson Inc. Supplemental Executive Retirement Plan (the “Plan”). The Plan was originally established, effective as of January 1, 1997, for the purpose of providing benefits for certain executives selected by the Benefits Committee of Pearson Inc. in excess of those benefits that would be provided to these executives under the qualified plans maintained by Pearson Inc. and its affiliated companies. The Plan, as amended and restated in accordance with the terms of this document, is effective January 1, 2005, and is intended to conform the applicable provisions of the Plan to the requirements of Section 409A of the Code.

This Plan is intended to constitute a plan which is unfunded and which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Article 1. - Definitions

All the terms used in this Plan shall have the same meaning as used in the Pension Plan except as follows:

Adopting Employer. The Company and any other affiliate of the Company which has adopted the Plan for the benefit of its Employees.

Annuity Starting Date. The first date as of which distribution of benefits to a Participant is to begin in accordance with the election made by the Participant under Section 5.2 (or, in absence of a valid election, in accordance with the deemed election under Section 5.3).

Average Annual Compensation. The Participant’s average annual SERP Compensation for the five consecutive calendar years out of the most recent ten calendar years during which the Participant received the highest SERP Compensation. In the case of a Participant who is employed for less than five Plan Years, his Average Annual Compensation shall be based on his entire period of service.

Benefits Committee. The Administrative Committee for the Benefit Plans of Pearson Inc.

Benefit Service. The number of years of service credited under this Plan for purposes of Article 3 equal to the sum of (a) the number of years of a Participant’s benefit accrual service determined under the Pension Plan, and (b) any additional service for benefit accrual purposes granted to the Participant by the Benefits Committee (in its discretion); provided, that the portion of the Benefit Service described in (a) above for a Participant who was employed by Viacom Inc. prior to December 1, 1998 shall be determined by excluding such Participant’s benefit accrual service determined for any period prior to December 1, 1998. Solely for purposes of determining the Supplemental Benefit under Section 3.3, a Participant’s Benefit Service shall include the number of additional years of benefit accrual service, if any, with which the Participant would have been credited under the Pension Plan for periods on or after January 1, 2002, if the benefit accruals under the Pension Plan formula continued to apply on or after January 1, 2002.

Code. The Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

Company. Pearson Inc. and any successor thereto by merger, consolidation or otherwise.

Change in Control. The occurrence of any of the following:

(a)	the Board votes to approve:

(i)	any consolidation or merger of the Company pursuant to which less than fifty (50%) percent of the outstanding voting securities of the surviving or resulting company are owned by the individuals or entities that were shareholders of the Company or the Parent prior to the consolidation or merger;

(ii)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company in which the Company owns, directly or indirectly, one hundred (100%) percent of the outstanding voting securities of such company after any such transfer;

(b)	the majority of the Board consists of individuals other than members of the Board on the Restatement Date (“Incumbent Director”) provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

(c)

any individual entity, or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act”)) (a “Person”) other than one or more current shareholders, the Company, or an Affiliated Company, or one or more employee benefit plans established by the Company, or an Affiliated Company, for the benefit of its employees, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) whether directly, indirectly, beneficially or of record, of twenty (20%) percent or more of the then outstanding shares (other than as the result of an initial public offering); or

(d)	commencement by any entity, person, or group of a tender offer or exchange offer by which the offeree acquires more than fifty (50%) percent of the outstanding voting securities of the Company.

Employee. An employee of the Company or any other Adopting Employer.

GATT Factors. The following actuarial factors: (a) an interest rate equal to the annual rate of interest on 30-year Treasury securities (or any other interest rate prescribed by the Secretary of Treasury as the applicable interest rate under Section 417(e)(3) of the Code) for the month of September immediately preceding the Plan Year in which the Participant’s Annuity Starting Date occurs and (b) the mortality table prescribed by the Secretary of Treasury as the applicable mortality table under Section 417(e) of the Code.

Non-Compete Agreement. The provision(s) of an agreement between the Participant and the Company or any Affiliated Company which includes a covenant not to compete.

Participant. A Restoration Plan Participant or a Supplemental Plan Participant.

Pension Equity Formula. The pension equity formula specified under the Pension Plan in effect on December 30, 2001.

Pension Plan. The Pearson Pension Plan Inc., as amended, or any successor thereto.

Plan. The Pearson Inc. Supplemental Executive Retirement Plan, as set forth herein and as the same may be amended from time to time.

Plan Year. A calendar year.

Primary Insurance Benefit. The old age benefit payable under the Social Security Act upon a Participant’s attainment of age 65. In the event that a Participant elects under Article 5 to receive his distribution prior to his attainment of age 65, then the old age benefit shall be calculated by imputing wages for the period of time from the date of such distribution forward to the Participant’s attainment of age 65. Amounts payable under the social insurance program of a given foreign country may, as determined in the discretion of the Benefits Committee on a uniform basis, be treated as if paid under the U.S. Social Security System.

Qualified Pension Benefit. Subject to the following sentence, the Participant’s benefit under the Pension Plan; provided, that in no event shall the Qualified Plan Benefit of a Participant who was employed by Viacom Inc. prior to December 1, 1998 be determined by taking into account any “Minimum Retirement Benefit” (determined under Section 3.5 of the Pension Plan) which such Participant would otherwise be entitled to receive. The amount of the Qualified Pension Benefit shall be determined based on the form and timing of the distribution elected under Article 5

(regardless of the form and timing which he actually elects under the Pension Plan) using the actuarial factors specified in the Pension Plan, applicable to the benefit formula used to determine his Qualified Pension Benefit. If a Participant elects to receive his benefit in the form of a period certain annuity then an interest rate of 5% per annum shall be used to determine the amount payable under that form.

Restatement Date. January 1, 2005.

Restoration Benefit. The benefit provided under Section 3.2 of this Plan.

Restoration Benefit Offset Amount. The greater of (a) the benefit determined under Section 3.2(a) of this Plan and (b) the benefit the Participant would have received under Section 3.2(a) of this Plan if he had continued to accrue benefits on and after January 1, 2002 under the Pension Plan.

Restoration Plan Participant. An Employee who is not a Supplemental Plan Participant, and who is designated as a Restoration Plan Participant by the Benefits Committee. Such Participant shall only be eligible to receive the Restoration Benefit under Section 3.2.

SERP Benefit. The benefit specified under Section 3.1 of the Plan.

SERP Compensation. An Employee’s compensation as defined under the Pension Plan used for purposes of computing the Qualified Pension Benefit but determined without regard to the limits under Section 401(a)(17) of the Code that would otherwise apply.

Supplemental Benefit. The benefits provided under Section 3.3 of the Plan. A Supplemental Plan Participant shall be eligible to receive the Supplemental Benefit determined under either Section 3.3(a) (the “Intermediate Supplemental Benefit”) or under Section 3.3(b) (the “Senior Supplemental Benefit”), as designated by the Benefits Committee.

Supplemental Plan Participant. An Employee who is designated as a Supplemental Plan Participant by the Benefits Committee. Supplemental Plan Participants are further designated by the Benefits Committee as entitled to an Intermediate or Senior Supplemental Benefit. A Supplemental Plan Participant shall be eligible to receive a Restoration Benefit under Section 3.2. In addition, a Supplemental Plan Participant shall be eligible to receive either an Intermediate or Senior Supplemental Benefit.

Survivor Benefit. The benefit payable under Article 6 of the Plan to a Participant’s Beneficiary under Article 7.

Termination of Employment. A Participant’s termination of employment for any reason with the Company and all Affiliated Companies that would constitute a “separation from service” (within the meaning of Treas. Reg. section 1.409A-1(h)).

Termination Due to Change in Control. Within twelve (12) months after a Change in Control: (a) a Termination of Employment from the Company and all Affiliated Companies, other than Termination for Cause, by the Company and all Affiliated Companies; or (b) resignation from the Company and all Affiliated Companies by an Employee for Good Reason. For purposes of the Plan, Good Reason means any one of the following:

(i)	the assignment by the board of directors of the Company or Affiliated Company that employs the Employee (the “Employer Board”) of duties that result in a significant adverse change or diminution in the Employee’s authority and responsibilities;

(ii)	the change of the Employee’s site of principal employment to a location more than fifty (50) miles from the location at which the Employee was principally employed immediately prior to the date of the Change in Control;

(iii)	a reduction of the Employee’s base salary; or

(iv)	nonpayment of base salary when due other than for an inadvertent and insubstantial failure that is cured within thirty (30) days after the Employee notifies the Employer Board in writing of the nonpayment.

Termination for Cause. A Participant’s Termination of Employment if the Participant was terminated for (a) a material dishonesty (including, without limitation, embezzlement, financial misrepresentation, fraud, theft, or other similar action) in his dealings with the Company, any Affiliated Company, or any other entity that the Company or any Affiliated Company is engaged in or is attempting to engage in commerce with; (b) the conviction of, or entry of a plea of nolo contendere to, the commission of a felony; (c) an act or omission that actually has, and which either that Participant intends to have or the Participant or any other reasonable person would expect to have, a material adverse effect on the Company or any Affiliated Company; or (d) maintaining an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed to the Company. If any Participant is party to an employment agreement governing the terms of his employment with the Company or any Affiliated Company, and the employment agreement includes a definition of termination for cause, then for purposes hereof Cause also includes those grounds not inconsistent with the foregoing provisions of this definition. If the provisions of the employment agreement and this Plan are inconsistent, the provisions of this Plan shall control.

Vested Interest. The nonforfeitable portion of a Participant’s SERP Benefit determined under Article 4.

Vesting Service. The number of years of service credited under this Plan for purposes of Article 4 equal to sum of: (a) the number of years of a Participant’s vesting service under the Pension Plan and (b) any additional service for vesting purposes granted to the Participant by the Benefits Committee in its discretion.

Article 2. - Eligibility

2.1.	Restoration Plan Participant. An Employee shall become eligible to receive Restoration Benefits under Section 3.2 of the Plan upon being designated as a Restoration Plan Participant by the Benefits Committee.

2.2.	Supplemental Plan Participant. An Employee shall become eligible to receive Restoration Benefits under Section 3.2 and Supplemental Benefits under Section 3.3 of the Plan upon being designated as a Supplemental Plan Participant by the Benefits Committee. The Benefits Committee shall specify whether he is eligible for the Intermediate Supplemental Benefit or the Senior Supplemental Benefit.

Article 3. - SERP Benefit

3.1	SERP Benefit. A Participant’s SERP Benefit shall be equal to the sum of: (a) his Restoration Benefit; and (b) in the case of a Supplemental Plan Participant, his Supplemental Benefit.

3.2.	Restoration Benefit. A Participant shall be entitled to receive a Restoration Benefit equal in amount to the excess of (a) the amount of the Qualified Pension Benefit the Participant would have received if his benefit were determined based on Benefit Service and without regard to the limitations imposed by Sections 401(a)(17) or 415 of the Code, over (b) the amount of the Participant’s Qualified Pension Benefit.

3.3.	Supplemental Benefit. A Supplemental Plan Participant shall be entitled to receive either a Intermediate Supplemental Benefit or a Senior Supplemental Benefit as described in paragraphs (a) and (b) below:

(a)	Intermediate Supplemental Benefit. An Intermediate Supplemental Benefit shall be equal to the difference between (1) and (2) as described below.

(1) The product of (A) the excess of: (i) 1.33% of the participant’s Average Annual Compensation; over (ii) 3.33% of his Primary Insurance Benefit; and (B) the number of years, not in excess of 30, of the Participant’s Benefit Service; over

(2) The Participant’s Restoration Benefit Offset Amount.

(b)	Senior Supplemental Benefit. A Senior Supplemental Benefit shall be equal to the difference between (1) and (2) as described below:

(1) the product of (A) the excess of: (i) 2% of the Participant’s Average Annual Compensation; over (ii) and 3.33% of his Primary Insurance Benefit; and (B) the number of years not in excess of 30 of the Participant’s Benefit Service; over

(2) The Participant’s Restoration Benefit Offset Amount (as defined in Section 1.20).

The benefit amounts under Section 3.3(a)(1) and 3.3(b)(1) shall be determined as a benefit payable in the form and at the time elected (or deemed to be elected) under Article 5 based on the actuarial factors specified in the Pension Plan, except that in the case of a distribution in the form of (i) a lump sum amount, such distribution shall be converted to a lump sum based on GATT Factors, or (ii) a period certain annuity, such distribution shall be converted to an actuarially equivalent benefit on the basis of an interest rate of 5% per annum.

Article 4. - Vesting

(a)	Subject to paragraph (b), a Participant’s SERP Benefit shall become nonforfeitable upon the earliest of (i) his being credited with five years of Vesting Service, (ii) his attainment of age 65 if he is an Employee on or after that date, (iii) his incurrence of a Permanent Disability while an Employee, (iv) his death while an Employee, and (v) his Termination Due to Change in Control.

(b)	Notwithstanding any other provisions of this Plan, a Participant shall forfeit any rights hereunder if he has a Termination for Cause or breaches a Non-Compete Agreement.

Article 5. - Form and Timing of Distribution

5.1.	Form of Distribution. A Participant may elect to receive distribution of his Vested Interest in one of the following forms: (a) a single cash distribution, (b) a period certain annuity for a designated number of years, not in excess of 15, (c) a life annuity, (d) a joint and 50% survivor annuity, or (e) a joint and 100% survivor annuity .

5.2.	Timing of Distribution. Distribution of a Participant’s Vested Interest shall commence as of the date elected by the Participant. A Participant shall be entitled to elect to receive distributions of his Vested Interest as of any date on or after his Termination of Employment, but in no event shall the distribution commence after a Participant’s Normal Retirement Date (or, if later, his Termination of Employment). Notwithstanding the foregoing, if a Participant is a “specified employee” of the Employer or an Adopting Employer (within the meaning of Treas. Reg. section 1.409A-1(i)) at any time during the twelve (12)—month period ending on the date of his Termination of Employment, payment to such Participant shall be suspended until the date that is six (6) months after the date of such Termination of Employment; provided, that if the form of payment to such Participant is described in Section 5.1(b), (c), (d) or (e), the first payment to the Participant after the lapse of the six (6)—month suspension period shall include any payment that would have been made earlier but for such suspension.

5.3.

Election of Form and Timing of Distribution. A Participant’s election regarding the form and timing of his distribution shall be made upon his becoming a Participant. Notwithstanding the foregoing, such election may be changed at any time; provided, (a) that such election shall not be effective and the Participant’s prior election shall control unless (i) such election does not take effect until at least 12 months after the date on which it is made, and (ii) distribution of the Participant’s Vested Interest does not commence until a date that is at least five years from the date distribution would have commenced under the Participant’s prior election, and (b) in no event may such election result in an acceleration of the date on which distribution would have commenced. In the event that a Participant has not made any election regarding the form and timing of his benefit distribution then he will be deemed to have elected to receive his benefit in the form of an immediate lump sum distribution as soon as administratively feasible after his Termination of Employment and his benefit will be distributed in accordance with this deemed election. Notwithstanding the foregoing, a Participant may make a new designation as to the form and timing for payment of his Vested Interest so long as such new designation (a) is made on or before December 31, 2008, (b) applies only to amounts that would not otherwise be payable in 2008, and (c) does not cause an amount to be paid in 2008 that would not otherwise be payable in such year.

Article 6. - Survivor Benefits

6.1	Survivor Benefit. If a Participant with a Vested Interest dies before he starts to receive his SERP Benefit, then his Beneficiary shall be entitled to receive a Survivor Benefit equal to the actuarial equivalent of the Participant’s SERP Benefit.

6.2	Distribution of Survivor Benefit.

(a)	Distribution of a Survivor Benefit shall commence as soon as practicable after a Participant’s death. Subject to the following sentence, payment of this Survivor Benefit shall be made in the form of a single cash distribution. In the case of a Beneficiary who is the Participant’s spouse, the Beneficiary may elect to receive a Survivor Benefit as a life annuity; provided, that such election shall not be effective unless (i) such election does not take effect until at least 12 months after the date on which it is made, and (ii) distribution of the Survivor Benefit does not commence until a date that is at least five years from the date distribution would otherwise have commenced.

(b)	If the Survivor Benefit is paid as a single cash distribution, this benefit shall be equal to the single cash distribution amount to which the Participant would have been entitled. If the Survivor Benefit is paid as an annuity then the single cash distribution amount under the prior sentence shall be converted to an annuity of equivalent actuarial value based on the GATT Factors.

Article 7. - Beneficiary Designation

7.1	Beneficiary Designation. Each Participant shall have the right, at any time prior to Termination of Employment, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution of the benefits due to him under the Plan. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Company. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

7.2.	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s beneficiary designated under the Pension Plan. If the Participant does not have a valid beneficiary designation under the Pension Plan, then the Participant’s designated Beneficiary shall be deemed to be the persons surviving him in the first of the following classes in which there is a survivor on a per stirpes basis:

(a)	The surviving spouse;

(b)	The Participant’s children; or

(c)	The Participant’s estate.

7.3	Effect of Payment. The payment to the deemed Beneficiary under Section 7.2 shall completely discharge the Employer’s obligations under this Plan.

Article 8. - Administration

8.1	Administration. The Plan shall be administered by the Benefits Committee appointed by the Board. The Benefits Committee shall have full discretionary authority to determine all questions arising in connection with the Plan, including its interpretation and the determination of eligibility for benefits, and may adopt procedural rules and may employ and rely upon such legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan. Subject to Section 8.2, decisions of the Benefits Committee shall be final, conclusive and binding on all persons including Participants, their Beneficiaries, and the Company. A member of the Benefits Committee who is also a Participant in the Plan must abstain from voting on any matter relating specifically to his own benefits (but not benefits in general) under the Plan. The Benefits Committee may appoint one or more agents to assist in plan administration.

8.2.	Claims Procedure.

(a) Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Benefits Committee. If a claim for benefits is wholly or partially denied, the Benefits Committee shall so notify the Participant or Beneficiary within 90 days after receipt of the claim (unless special circumstances exist in which case the 90 days can be extended to 180 days upon notice to the Participant or Beneficiary to that effect). The notice of denial shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall contain (i) the specific reason or reasons for denial of the claim, (ii) specific references to the pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (iv) an explanation of the claims review procedure.

(b) Review of Claim. Within 60 days after the receipt by the Participant or Beneficiary of notice of denial of a claim under paragraph (a) (or at such later time as may be reasonable in view of the nature of the benefit subject to the claim and other circumstances), the Participant or Beneficiary may (i) file a request with the Benefits Committee that it conduct a full and fair review of the denial of the claim, (ii) review pertinent documents and (iii) submit questions and comments to the Benefits Committee in writing.

(c) Decision After Review. Within 60 days after the receipt of a request for review under Paragraph (b), the Benefits Committee shall deliver to the Participant or Beneficiary a written decision with respect to the claim, except that if there are special circumstances (such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days upon notice to the Participant or Beneficiary to that effect. The decision shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall (i) include the specific reason or reasons for the decision and (ii) contain a specific reference to the pertinent Plan provisions upon which the decision is based.

8.3

Indemnification. The members of the Benefits Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the

Company’s written approval) or paid by them in satisfaction of a judgment in any action suit, or proceeding. The foregoing shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

Article 9. - Amendment and Termination of Plan

The Company may at any time amend or terminate the Plan in whole or in part; provided, however, that no amendment or termination shall be effective to decrease or restrict any amount of the Participant’s SERP Benefit at the time of such amendment or termination. Notwithstanding the foregoing, the Benefits Committee may make amendments to the Plan provided that any such amendment does not materially affect the cost of the Plan to the Company.

Article 10. - Miscellaneous

10.1	Nature of Interest of Participant. Although this Plan is intended to constitute an “unfunded” plan of deferred compensation, the Company or any Adopting Employer may set aside assets, in a trust or otherwise, to satisfy its obligations under the Plan; provided, however, that with respects to any payments not yet made to a Participant hereunder, nothing contained in the Plan shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company or any Adopting Employer, and any such trust or other arrangement shall not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Adopting Employer; and provided further, that any such trust or other funding arrangement created shall satisfy the requirements of Section 409A(b) of the Code.

10.2.	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.3	Not a Contract of Service. The terms and conditions of this Plan shall not be deemed to constitute a contract of service between the Company and any Participant, and no Participant (or his Beneficiary) shall have any rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the employment of the Company.

10.4.	Merger, Consolidation or Acquisition. In the event of a merger, consolidation or acquisition where the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, this Plan shall terminate and no additional benefits shall accrue. Unpaid benefits which have been accrued up to the date of the merger, consolidation or acquisition shall be paid as scheduled unless the successor or acquiring corporation elects to accelerate payment.

10.5	Protective Provisions. A Participant (or Beneficiary) will cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

10.6.	Tax Withholding. The Company may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payments and such sums as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

10.7	Applicable Law. The Plan, and the rights of any Participant or Beneficiary related thereto, shall be governed by the laws of the State of New York without regard to the principles of conflicts of law.

10.8.	Separability. If any provision of this Plan is held invalid or unenforceable, to the extent necessary to effectuate the purposes of this Plan, its invalidity or unenforceability shall not affect any other provisions of the Plan and the Plan shall be construed and enforced as if such provisions had not been included therein.

10.9.	Usage. Whenever applicable, the masculine gender, when used in the Plan, shall include the feminine or neuter gender, and the singular shall include the plural.

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